O2Diesel Announces Third Quarter 2006 Financial Results

NEWARK, DE--(MARKET WIRE)- November 14, 2006 -- O2Diesel Corporation (AMEX:OTD - News), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally fueled fleets of all types, announced today financial results for the third quarter ended September 30, 2006.

For the third quarter ended September 30, 2006, the Company reported revenues from additive sales of $72,701 as compared to revenues of $41,111 for the same period of 2005. The Company reported a net loss of $2.9 million , or ($0.04) per share for the quarter ended September 30, 2006 as compared with a net loss of $1.7 million (prior to the deemed dividend to preferred shareholders), or ($0.05) per share for the same period of 2005.

For the nine month period ended September 30, 2006, revenues were $187,572, up approximately 57% from $119,664 for the comparable period a year ago. Operating loss was $6.8 million for the nine month period ended September 30, 2006, compared to a loss of $5.0 million for the same period ending September 30, 2005, due to the recognition of increased share based compensation required by SFAS 123(R) and the costs of the Company’s market development efforts in Europe and Asia.

At September 30, 2006, the Company had approximately $9.0 million in assets, including $3.9 million in cash and cash equivalents and $3.7 million in restricted cash, compared to $5.5 million for the quarter ended June 30, 2006. Working capital stands at approximately $6.7 million compared to $8.2 million at the quarter ended June 30, 2006. Shareholders equity was approximately $7.0 million compared to $8.4 million at June 30, 2006.

Alan Rae, Chief Executive Officer of O2Diesel, stated, "We remain confident in our plan to expand the use of O2Diesel’s proprietary fuel on a worldwide basis. The push for global economies to embrace the use of alternative fuels is more evident than ever before. Our recent announcement of our move into India with our new partner Energenics, is a prime example of the progress we are anticipating. This key market should be a major inflection point in 2007 as roll out commences. The kickoff of our school bus program should be another key driver for the Company as we move to expand the use of our fuels in the US. Our goal is to be recognized as a leader in the development of fuel alternatives. We believe we are well positioned to capture greater market share and expand our product offerings to enhance our position as a leader in the development and distribution of fuel alternatives as we execute our expansion in 2007."

About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD - News) and its U.S. subsidiary, O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation's business which are not historical facts are 'forward-looking statements' that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. "O2Diesel" and "CityHome" are trademarks of O2Diesel Corporation.

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O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

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Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062